EXHIBIT G
Redwood MicroCap Fund, Inc Pro Forma Combined Statements of Income (Loss) - Unaudited
03/31/2001
	Redwood MicroCap	64.875% Wyoming Resorts	57.5% TDP Energy	55% Alta Ca Broadcasting and Subsidiaries	Total	Eliminating Entries	Consolidated Income Stmt	Percentage Of Sales
Operating revenue:
Oil and gas revenue			$ 4,474,000	$ -	$ 4,474,000		$ 4,474,000	70.8%
Room and service revenue		$ 490,085		-	490,085		490,085	7.8%
Radio revenue				1,011,921	1,011,921		1,011,921	16.0%
Internet revenue	___________	__________	__________	341,050	341,050	__________	341,050	5.4%
Total	-	490,085	4,474,000	1,352,971	6,317,056	-	6,317,056	100.0%
Operating expenses:
General and administrative	$ 308,029	454,090	1,054,000	2,074,784	3,890,903		3,890,903	61.6%
Lease operating expense			2,056,000	-	2,056,000		2,056,000	32.5%
Depreciation and amortization	____________	185,415	1,515,000	8,332	1,708,747	__________	1,708,747	27.0%
Total	308,029	639,505	4,625,000	2,083,116	7,655,650	-	7,655,650	121.2%
Net operating income	(308,029)	(149,420)	(151,000)	(730,145)	(1,338,594)	-	(1,338,594)	-21.2%
Investment income (loss)	2,626,581	(34,586)		125,163	2,717,158	(2,321,278)	395,880	6.3%
Interest income			428,000	6	428,006	(40,049)	387,957	6.1%
Sale of oil and gas properties			8,873,000	-	8,873,000		8,873,000	140.5%
Interest expense	____________	(231,977)	(214,000)	(39,698)	(485,675)	125,352	(360,323)	-5.7%
Net income before taxes	2,318,552	(415,983)	8,936,000	(644,674)	10,193,895	(2,235,975)	7,957,920	126.0%
Income taxes	_ 678,902	__________	2,934,000	_________	3,612,902	(678,902)	2,934,000	46.4%
Net income	1,639,650	(415,983)	6,002,000	(644,674)	6,580,993	(1,557,073)	5,023,920	79.5%
Minority interest in earnings	____________	__________	_________	11,817	11,817	(1,996,195)	(1,984,378)	-31.4%
Net income	$ 1,639,650	$ (415,983)	$ 6,002,000	$ (632,857)	$ 6,592,810	$ (3,553,268)	$ 3,039,542	48.1%